SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

THE SWISS HELVETIA FUND, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, schedule or registration statement no.:
	(3)	Filing party:
	(4)	Date filed:

THE SWISS HELVETIA FUND, INC.

7 Bryant Park

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 19, 2018

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of The Swiss Helvetia Fund, Inc. (the “Fund”) will be held at 9:30 a.m., on Tuesday, June 19, 2018, at the offices of Proskauer Rose LLP, Eleven Times Square, 27th Floor, New York, New York 10036, for the following purposes:

                 1.            To elect two Class III Directors to serve for a two-year term.

                 2.            To ratify the selection by the Fund’s Board of Directors of Tait, Weller & Baker, LLP as the Fund’s independent registered public accounting firm for the year ending December 31, 2018.

                 3.             If properly presented, voting on the non-binding stockholder proposal recommending that the Fund’s Board of Directors reduce the ownership threshold required for stockholders to call a special meeting of stockholders.

                 4.             If properly presented, voting on the non-binding stockholder proposal recommending that the Fund’s Board of Directors authorize a self-tender offer for at least 50% of the outstanding common stock of the Fund.

                 5.             To consider and act upon any other business as may properly come before the Meeting or any adjournment thereof.

The Fund’s Board of Directors has fixed the close of business on April 24, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

YOUR VOTE HAS ALWAYS BEEN VERY IMPORTANT TO US. THIS YEAR, YOUR VOTE HAS ADDITIONAL IMPORTANCE. The Fund expects that Bulldog Investors, LLC will solicit proxies on behalf of its affiliated persons, including Full Value Partners, L.P. (“Full Value Partners” and together with Bulldog Investors, LLC, “Bulldog”), for (i) the election of two of its own nominees as Directors of the Fund, and (ii) a non-binding proposal recommending that the Fund’s Board of Directors authorize a self-tender offer for at least 50% of the outstanding common stock of the Fund (Proposal 4 in the Proxy Statement).

A majority of the Fund’s Board of Directors, including all of the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of the Fund (the “Non-Interested Directors”), believe that Bulldog has submitted these proposals in its self-interest — and not in the best interest of the Fund and all of its stockholders. THE ELECTION OF BULLDOG’S NOMINEES — WHICH WOULD GIVE BULLDOG CONTROL OF THE FUND’S BOARD — AND APPROVAL OF PROPOSAL 4 COULD ADVERSELY AFFECT THE FUND’S INVESTMENT OPERATIONS AND PERFORMANCE, AND COULD ULTIMATELY RESULT IN A LIQUIDATION OF THE FUND, TO THE DETRIMENT OF LONG-TERM STOCKHOLDERS. The Non-Interested Directors, who constitute 80% of the Fund’s Board of Directors, also believe that the Board’s Director nominees are better qualified and will better serve the interests of all of the Fund’s stockholders.

Please read carefully the discussion of the Board’s Director nominees and its opposition to Proposal 4 before completing and returning your WHITE Proxy.

You are cordially invited to attend the Meeting. Whether or not you intend to attend the Meeting,WE URGE YOU TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED WHITE PROXY AND RETURNING IT AT YOUR EARLIEST CONVENIENCE OR BY CONTACTING GEORGESON LLC TOLL-FREE AT 1-800-905-7281.

Please see the enclosed WHITE Proxy for additional instructions on how to vote by telephone or through the Internet. The enclosed WHITE Proxy is being solicited by the Board of Directors of the Fund.

PLEASE DO NOT RETURN ANY GREEN OR OTHER PROXY SOLICITED BY OR ON BEHALF OF BULLDOG INVESTORS, LLC, FULL VALUE PARTNERS, L.P. OR ANY OF THEIR AFFILIATES. IT COULD NULLIFY YOUR VOTES FOR PROPOSALS 1 AND 4.

By Order of the Board of Directors,

Reid B. Adams
Dated: May 4, 2018	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice, Proxy Statement and Form of WHITE Proxy for the Fund also are available to you on the Fund’s website at www.swzfund.com. You are encouraged to review all of the information contained in the Proxy materials before voting. For directions to the Meeting, please call the Fund at 1-800-730-2932 or Georgeson LLC at 1-800-905-7281.

THE SWISS HELVETIA FUND, INC.

7 Bryant Park

New York, New York 10018

ANNUAL MEETING OF STOCKHOLDERS

June 19, 2018

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished by the Board of Directors of The Swiss Helvetia Fund, Inc. (the “Fund”) in connection with the solicitation of Proxies for use at the Annual Meeting of Stockholders (the “Meeting”), to be held at 9:30 a.m., on Tuesday, June 19, 2018, at the offices of Proskauer Rose LLP, Eleven Times Square, 27th Floor, New York, New York 10036. The purpose of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, Proxy Statement and form of WHITE Proxy will first be mailed to stockholders of record on or about May 4, 2018.

THIS IS A VERY IMPORTANT ANNUAL MEETING OF STOCKHOLDERS OF THE FUND. Notwithstanding the continued strong performance of the Fund, and the Board’s ongoing commitment to independent oversight, accountability and good corporate governance, the Fund expects that Bulldog Investors, LLC will solicit proxies on behalf of its affiliated persons, including Full Value Partners, L.P. (“Full Value Partners” and together with Bulldog Investors, LLC, “Bulldog”), for (i) the election of two of its own nominees as Directors of the Fund, and (ii) a non-binding proposal recommending that the Fund’s Board of Directors authorize a self-tender offer for at least 50% of the outstanding common stock of the Fund (Proposal 4 in this Proxy Statement).

THE ELECTION OF BULLDOG’S NOMINEES — WHICH WOULD GIVE BULLDOG CONTROL OF THE FUND’S BOARD — AND APPROVAL OF PROPOSAL 4 COULD ADVERSELY AFFECT THE FUND’S INVESTMENT OPERATIONS AND PERFORMANCE, AND COULD ULTIMATELY RESULT IN A LIQUIDATION OF THE FUND, TO THE DETRIMENT OF LONG-TERM STOCKHOLDERS.

A majority of the Fund’s Board of Directors, including all of the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Fund (the “Non-Interested Directors”), believe that, based on their qualifications and experience, the Board’s nominees — Brian A. Berris and Jean E. Hoysradt — are better qualified and will better serve the interests of all of the Fund’s stockholders than either of Bulldog’s nominees. In particular, you should be aware that:

•	Phillip Goldstein, one of Bulldog’s Director nominees, is a co-founder and principal of Bulldog, which refers to and markets itself as an “activist investor.” By his own estimate provided several years ago, Mr. Goldstein’s actions have been a “factor” in the termination of 10 funds. In addition, Mr. Goldstein exercises control over Full Value Partners, which on April 19, 2017 filed a lawsuit against the Fund and its then-current Directors (Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., C.A. No. 2017-0303-AGB). Please see page 24 for additional information.

•

Gerald Hellerman, Bulldog’s other Director nominee, currently serves as a director and the chief compliance officer of the funds for which Mr. Goldstein serves as a director, and previously served with Mr. Goldstein on the boards of certain registered investment companies that have liquidated or are in the process of liquidating. Mr. Hellerman would not be an eligible Director nominee under the Board’s age limitation set forth in the Fund’s Governance and Nominating Committee Charter, which is attached as Exhibit A to the Proxy Statement. Pursuant to the Charter, no Director nominee of the Board — regardless of whether the nominee was identified by the Fund’s Board of Directors or a stockholder of the Fund — who has attained the age of 75 (previously 80) at the time of nomination shall be eligible to be nominated and recommended for election by the Fund’s Board of Directors. This limitation applies only to Director nominees recommended by the Fund’s Board of Directors, and the Board is not recommending Mr. Hellerman as a nominee for election at the Meeting; therefore, Mr. Hellerman is eligible to stand for election to the Board despite the fact that he was 80 years old at the time Bulldog submitted his nomination to the Fund.

The Non-Interested Directors, who constitute 80% of the Fund’s Board of Directors, believe that Bulldog’s proposals are not in the best interest of the Fund and all of its stockholders. A vote “FOR” the aforementioned proposals would serve to support the destabilizing and self-interested motives of Bulldog.

Please do not return any green or other proxy solicited by or on behalf of Bulldog Investors, LLC, Full Value Partners, L.P. or any of their affiliates. It could nullify your vote “FOR” the Board’s nominees for Director (Proposal 1) and your votes “AGAINST” Bulldog’s non-binding tender offer proposal (Proposal 4).

About the Fund

The Fund’s investment adviser and sub-investment adviser are Schroder Investment Management North America Inc. (“SIMNA”) and Schroder Investment Management North America Ltd. (“SIMNA Ltd.” and together with SIMNA, “Schroders”), respectively. The executive offices of the Fund and SIMNA are located at 7 Bryant Park, New York, New York 10018. The executive offices of SIMNA Ltd. are located at 31 Gresham Street, London, EC2V 7QA, United Kingdom. The Fund’s administrator is JPMorgan Chase Bank, N.A. (“JPM”), and its executive offices are located at One Beacon Street, Boston, Massachusetts 02108.

Voting Information

If the accompanying WHITE Proxy is executed properly and returned, the shares represented by it will be voted at the Meeting in accordance with the instructions on the WHITE Proxy. However, if no instructions are specified, the shares will be voted “FOR” the election of the Board’s nominees for Director, “FOR” the ratification of the Fund’s independent registered public accounting firm, “AGAINST” Proposal 3 and “AGAINST” Proposal 4. A Proxy may be revoked at any time before it is voted by written notice to the Secretary of the Fund revoking it, by submitting a properly executed Proxy bearing a later date, or by attending the Meeting and voting in person. Attending the Meeting will not automatically revoke a previously executed Proxy.

In an uncontested election, the Fund intends to treat properly executed Proxies that are marked “abstain” or “withhold”, as well as any “broker non-votes”, as present for purposes of determining the existence of a quorum for the transaction of business at the Meeting. A “broker non-vote” occurs when a broker submits a Proxy for the Meeting with respect to the election of Directors (Proposal 1) or the ratification of the Fund’s independent registered public accounting firm (Proposal 2), but does not vote on any “non-routine” matters because the beneficial owner of the Fund’s shares did not provide voting instructions on those matters. Under the rules of the New York Stock Exchange, Inc. (the “NYSE rules”), “non-routine” matters include Proposals 3 and 4 (non-binding stockholder proposals).

In the event Bulldog delivers a competing set of proxy materials to brokers, the NYSE rules governing brokers’ discretionary authority will not permit such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Meeting, whether “routine” or not. As a result, brokers that receive competing sets of proxy materials will not be entitled to vote on any matter at the Meeting for those shares held on behalf of beneficial owners that fail to provide instructions, and, therefore, such shares will not be treated as present for purposes of determining the existence of a quorum. This may make it more difficult for the Fund to convene the Meeting.

Brokers that do not receive competing sets of proxy materials from Bulldog will be able to exercise discretionary authority regarding “routine” matters — that is, the election of Directors (Proposal 1) and the ratification of the Fund’s independent registered public accounting firm (Proposal 2).

A quorum of stockholders is constituted by the presence in person or represented by Proxy of the holders of the Fund’s outstanding shares of common stock entitled to cast a majority of the votes entitled to be cast at the Meeting. Whether or not a quorum is present at the Meeting, one or more adjournments of the Meeting may be proposed, including to permit further solicitation of Proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the Fund’s shares present in person or represented by Proxy and entitled to vote at the Meeting. If an adjournment is proposed, the persons named as Proxies will vote thereon according to their best judgment in the interest of the Fund.

If a stockholder owns shares of the Fund in violation of applicable law, including the 1940 Act, the Fund may determine that any vote attributable to such shares shall not be counted, or that such shares will not be counted for quorum purposes, or both. Under Section 12(d)(1) of the 1940 Act, the acquisition of more than 3% of the Fund’s shares of common stock by another fund (whether registered, private or offshore) is unlawful. The Fund will invalidate votes cast on behalf of any such fund or by any other stockholder whose holdings are unlawful, that are otherwise properly cast, only after it has obtained a decision through appropriate proceedings in a court or other forum of competent jurisdiction that such votes are not valid. The Fund may suspend the final counting of votes pending such a decision.

The Board of Directors has fixed the close of business on April 24, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and at any adjournment thereof. On that date, the Fund had 25,313,872 shares of common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each Fund share held and fractional votes for each fractional Fund share held. Stockholders are not entitled to any appraisal rights as the result of any Proposal.

The Fund will furnish, without charge, a copy of its Annual Report for its fiscal year ended December 31, 2017 and its most recent Quarterly Report to any stockholder upon request. Requests for these Reports should be made in writing to The Swiss Helvetia Fund, Inc., 7 Bryant Park, New York, New York 10018, or by calling the Fund’s toll-free telephone number: 1-800-730-2932.

PROPOSAL 1: TO ELECT TWO CLASS III DIRECTORS

The Fund’s Certificate of Incorporation provides that, until the election of Directors at the Fund’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), the Board of Directors shall be divided into three classes of Directors (each class as nearly equal in number as possible), with the Directors in Class III having a term expiring at the Meeting, the Directors in Class I having a term expiring at the Fund’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) and the Director in Class II having a term expiring at the 2020 Annual Meeting. As each class’s term expires, the successors to the Directors in that class shall be elected to serve until the 2020 Annual Meeting or until their respective successors are duly elected and qualify. Accordingly, (i) at the Meeting, the Class III Directors shall be elected to serve for a two-year term and (ii) at the 2019 Annual Meeting, the Class I Directors shall be elected to serve for a one-year term. At the 2020 Annual Meeting, the transition to a declassified Board will be complete, as the Class II Director’s term will expire and each Director will be subject to annual election to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualifies.

The number of Directors currently is five, composed of two Class I Directors, one Class II Director and two Class III Directors. Stockholders are being asked to elect two Class III Directors to serve for a two-year term.

Board Nominees

The Class III nominees, Brian A. Berris and Jean E. Hoysradt, are the only Board nominees to be considered for election as Class III Directors at the Meeting and, if elected, each will serve a two-year term of office until the 2020 Annual Meeting, or until his or her respective successor is duly elected and qualifies.

At a meeting held on March 20, 2018, each of the Board’s Class III nominees was nominated by the Governance/Nominating Committee of the Board of Directors. On the same date, the Board of Directors of the Fund, including all of the Non-Interested Directors, proposed Mr. Berris and Ms. Hoysradt to serve as the Board’s Class III nominees for election at this Meeting. The Fund’s Interested Director abstained from voting on the Board’s nominees. Mr. Berris and Ms. Hoysradt were last elected by stockholders as Class III Directors in 2015 and 2017, respectively, to serve until this Meeting.

Please see pages 7 and 10 of this Proxy Statement for additional information concerning the Board’s Class III nominees.

Potential Competing Director Nominees

As noted earlier in the Proxy Statement, Bulldog intends to send you a proxy statement and solicit your vote with regard to its proposal to elect two of its own nominees as Directors of the Fund. The election of Bulldog’s nominees would give Bulldog control of the Fund’s Board and would permit Bulldog to pursue its agenda — which may include measures that could adversely affect the Fund’s investment operations and performance, as well as the potential liquidation of the Fund, to the detriment of the Fund’s long-term stockholders — unchecked by the Fund’s other Directors.

Phillip Goldstein, one of Bulldog’s Director nominees, is a co-founder and principal of Bulldog, which refers to and markets itself as an “activist investor.” By his own estimate provided several years ago, Mr. Goldstein’s actions have been a “factor” in the termination of 10 funds. In addition, Mr. Goldstein, among other roles within the Bulldog organization, exercises control over Full Value Partners, the plaintiff in Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., the putative stockholder class action discussed below under “Other Matters.”

Gerald Hellerman, Bulldog’s other Director nominee, currently serves as a director and the chief compliance officer of the funds for which Mr. Goldstein serves as a director, and previously served with Mr. Goldstein on the boards of certain registered investment companies that have liquidated or are in the process of liquidating. Mr. Hellerman would not be an eligible Director nominee under the Board’s age limitation set forth in the Fund’s Governance and Nominating Committee Charter, which is attached as Exhibit A to the Proxy

Statement. Pursuant to the Charter, no Director nominee of the Board — regardless of whether the nominee was identified by the Fund’s Board of Directors or a stockholder of the Fund — who has attained the age of 75 at the time of nomination shall be eligible to be nominated and recommended for election by the Fund’s Board of Directors. This limitation applies only to Director nominees recommended by the Fund’s Board of Directors, and the Board is not recommending Mr. Hellerman as a nominee for election at the Meeting; therefore, Mr. Hellerman is eligible to stand for election to the Board despite the fact that he was 80 years old at the time Bulldog submitted his nomination to the Fund. If elected to the Board, however, Mr. Hellerman would be ineligible for re-nomination after the conclusion of his term (unless the age limitation is subsequently removed or waived). Mr. Hellerman also would not have satisfied the age limitation under the previous iteration of the Fund’s Governance and Nominating Committee Charter, a copy of which was attached as Exhibit A to the Fund’s 2016 proxy statement, which set forth an age limitation of 80. The Governance and Nominating Committee Charter was amended by the unanimous vote of the Fund’s current Board on December 4, 2017 and prior to any notice from Bulldog of its nominees.

The Non-Interested Directors — who constitute 80% of the Fund’s Board of Directors — believe that, based on their qualifications and experience, Mr. Berris and Ms. Hoysradt will better serve the interests of all of the Fund’s stockholders than either of Bulldog’s nominees. Potential involvement by the Bulldog nominees will not, in the opinion of the Non-Interested Directors, in any way compare with the value that Mr. Berris, the Chairman of the Fund’s Board, has contributed over the years to the Fund and its stockholders, or the value that both of the Board’s nominees are expected to contribute in the future.

Required Vote and the Board’s Recommendation

Unless authority is withheld, it is the intention of the persons named in the accompanying form of WHITE Proxy to vote each WHITE Proxy “FOR” the election of the Class III nominees of the Fund listed above. Each Board nominee has indicated he or she will serve, if elected, but if either such nominee should be unable to serve, Proxies will be voted for an alternate nominee, if any, designated by the Board of Directors. The Board of Directors has no reason to believe that either of the Board’s Class III nominees will be unable to serve as a Director. Each of the Board’s nominees currently is a member of the Board of Directors.

In accordance with Delaware law and the Fund’s Certificate of Incorporation and By-Laws, Directors are elected by a plurality of the votes cast at the Meeting by the stockholders entitled to vote.

THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD’S TWO NOMINEES AS CLASS III DIRECTORS.

PLEASE DO NOT RETURN ANY GREEN OR OTHER PROXY SOLICITED BY OR ON BEHALF OF BULLDOG INVESTORS, LLC, FULL VALUE PARTNERS, L.P. OR ANY OF THEIR AFFILIATES.

Certain Information Concerning Directors and Executive Officers

The following tables set forth certain information about each person nominated for election as a Director by the Board of Directors of the Fund, each person currently serving and continuing as a Director and each person who currently serves as an Executive Officer of the Fund. All of the information is as of December 31, 2017, unless otherwise noted. The information with respect to the Directors is separately stated for the Non-Interested Directors and the Director whom the Board has deemed to be an “interested person” of the Fund under the 1940 Act.

As of the record date, the Directors and their immediate family members did not own beneficially or of record any securities in Schroders or any affiliate thereof.

Class I Non-Interested Directors (Terms Expiring in 2019)
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years	Other Directorships Held By Director During At Least The Past Five Years	Shares and Dollar Range of Common Stock Beneficially Owned[2]
Joseph S. Calhoun, III Age: 62	Director (2016); Member (2016) and Chair (2017) of the Governance/ Nominating Committee; and Member of the Audit Committee (2016)	Chief Financial Officer and Treasurer, Brown University; Treasurer, Carnegie Mellon University from 2009 to 2017; Senior Vice President and Treasurer, The New York Life Insurance Company from 1992 to 2007	Director of the Schroder Mutual Funds (17 portfolios) from 2010 to 2017	550 $1-$10,000
Moritz A. Sell Age: 50	Director (2017); Member and Chair of the Audit Committee (2017); and Member of the Governance/ Nominating Committee (2017)	Principal, Edison Holdings GmbH; Senior Advisor, Markston International LLC; Director, Market Strategist and Head of Proprietary Trading (London Branch), Landesbank Berlin AG and Landesbank Berlin Holding AG (formerly, Bankgesellschaft Berlin AG) from 1996 to 2013	Director of Aberdeen Australia Equity Fund since 2004; Director of Aberdeen Greater China Fund from 2012 to 2018; Director and Chairman of Aberdeen Singapore Fund from 2011 to 2018	1,514 $10,001-$50,000

Class III Non-Interested Directors (Nominees for Terms Expiring in 2020)
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years	Other Directorships Held By Director During At Least The Past Five Years	Shares and Dollar Range of Common Stock Beneficially Owned[2]
Brian A. Berris Age: 73	Director (2012) and Chairman of the Board of Directors (2015); and Member of the Governance/ Nominating Committee (2012)	Partner, Brown Brothers Harriman & Co. since 1991; Member of the Audit Committee of Brown Brothers Harriman & Co. from 2010 to 2016; Member of the Pension Investment Committee of Brown Brothers Harriman & Co. from 2012 to 2016; Director and Member of the Audit Committee of Brown Brothers Harriman Trust Company (Cayman) Limited from 2007 to 2015	None	10,000 Over $100,000
Jean E. Hoysradt Age: 67	Director (2017); Member and Chair of the Pricing Committee (2017); and Member of the Governance/ Nominating Committee and the Audit Committee (2017)	Chief Investment Officer, Mousse Partners Limited from 2001 to 2015; Senior Vice President and Head of Investment and Treasury Departments, New York Life Insurance from 1991 to 2000	Director (since 2006) and Chair of the Audit Committee (since 2015) of Duke University Management Company (DUMAC); Director of W. P. Carey Inc. since 2014	3,100 $10,001-$50,000

Class II Interested Director (Term Will Expire in 2020)
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years	Other Directorships Held By Director During At Least The Past Five Years	Shares and Dollar Range of Common Stock Beneficially Owned[2]
Andrew Dakos[3] Age: 51	Director (2017)	Member, Bulldog Investors, LLC; Principal of the general partner of several private investment partnerships in the Bulldog Investors group of private funds; Principal of the managing general partner of Bulldog Investors General Partnership	President and Director of Special Opportunities Fund, Inc.; Trustee, Crossroads Liquidating Trust (formerly, Crossroads Capital, Inc.); Director, Brookfield DTLA Fund Office Trust Investor Inc.; Director, Emergent Capital, Inc. from 2012 to 2017; Director, The Mexico Equity and Income Fund, Inc. from 2001 to 2015; Director, Brantley Capital Corporation intermittently from 2005 to 2013	1,343,971 Over $100,000

Executive Officers[4]
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years
Mark A. Hemenetz Age: 61	President and Principal Executive Officer (2014)	Chief Operating Officer — Americas, SIMNA; Member of Board of Managers, Schroder Fund Advisors LLC (“SFA”); President and Principal Executive Officer of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 2004 to 2017
David J. Marshall Age: 46	Treasurer and Principal Financial Officer (2017); Assistant Treasurer (2014 to 2017)	Head of Fund Administration, SIMNA; Assistant Treasurer of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 2014 to 2017
Shanak Patnaik Age: 50	Chief Compliance Officer (2016)	Chief Compliance Officer, SFA; Senior Compliance Manager, SIMNA; Independent consultant from January 2012 to April 2012
Reid B. Adams Age: 40	Chief Legal Officer and Secretary (2017)	Associate General Counsel, SIMNA since 2013; formerly, Associate, Ropes & Gray LLP; Assistant Secretary of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 2014 to 2017
Carin F. Muhlbaum Age: 55	Vice President (2014)	General Counsel, SIMNA; Secretary and General Counsel, SFA; Vice President of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 1998 to 2017; formerly, Member of Board of Managers, SFA
William P. Sauer Age: 54	Vice President (2014)	Head of Investor Services, SIMNA; Member of Board of Managers, SFA; Vice President of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 2008 to 2017

[1]	The Address for each Director and Executive Officer, unless otherwise noted, is c/o Schroder Investment Management North America Inc., 7 Bryant Park, New York, New York 10018.

[2]	As of the record date, all Non-Interested Directors and all Executive Officers as a group (10 persons) beneficially owned 15,164 shares, which constitutes less than 1.00% of the outstanding shares of common stock of the Fund. Mr. Dakos, who is deemed an “interested person” (as defined in the 1940 Act) of the Fund as a result of his controlling relationship with Bulldog, which directly or indirectly owns, controls or holds with power to vote more than five percent of the Fund’s outstanding shares of common stock, was deemed to have indirect beneficial ownership of 1,343,179 shares as of the record date, which constitutes approximately 5.31% of the outstanding shares of common stock of the Fund. As of the record date, Mr. Dakos directly beneficially owned an additional 792 shares. Share numbers in this Proxy Statement have been rounded to the nearest whole share.

[3]	Mr. Dakos’ address is c/o Bulldog Investors, LLC, 250 Pehle Avenue, Suite 708, Saddle Brook, New Jersey 07663.

[4]	Each Executive Officer serves on a year-to-year basis for an indefinite term, until his or her successor is elected and qualifies.

The Fund’s Executive Officers are elected annually by the Board of Directors generally at its regular meeting in connection with the Annual Meeting of Stockholders.

Additional Information about the Fund’s Board of Directors

Board’s Oversight Role in Management.  The Board’s role in management of the Fund is oversight. The Board of Directors provides oversight with respect to the Fund’s governance, operations, performance and stockholder relations. In that capacity the Board, directly and through permanent and ad hoc committees, provides oversight of the Fund’s investment adviser, SIMNA, the Fund’s sub-investment adviser, SIMNA Ltd., the Fund’s independent registered public accounting firm, Tait, Weller & Baker, LLP (“Tait Weller”), the Fund’s administrator and fund accountant, JPM, and Fund management.

As is the case with virtually all investment companies (as distinguished from operating companies), service providers to the Fund have the primary responsibility for the day-to-day management of the Fund, which includes responsibility for risk management (including management of investment performance and investment risk, valuation risk, issuer and counterparty credit risk, compliance risk and operational risk). As part of its oversight, the Board, acting at its scheduled meetings, or the Chairman, acting between Board meetings, regularly interacts with and receives reports from senior personnel of service providers, including SIMNA’s Chief Operating Officer, the Fund’s and SIMNA’s Chief Compliance Officer and portfolio management personnel. The Board’s Audit Committee meets during its scheduled meetings, and, between meetings, the Audit Committee chair maintains contact, with the Fund’s independent registered public accounting firm and the Fund’s Principal Financial Officer. The Board also receives periodic presentations from senior personnel of Schroders or their affiliates regarding risk management generally, as well as periodic presentations regarding specific operational, compliance or investment areas. The Board has adopted policies and procedures designed to address certain risks to the Fund. In addition, Schroders and other service providers to the Fund have adopted a variety of policies, procedures and controls designed to address particular risks to the Fund. Different processes, procedures and controls are employed with respect to different types of risks. However, it is not possible to eliminate all of the risks applicable to the Fund. The Board also receives reports from the Fund’s Chief Compliance Officer, counsel to the Fund and independent legal counsel to the Non-Interested Directors regarding regulatory compliance and governance matters. The Board’s oversight role does not make the Board a guarantor of the Fund’s investments or activities.

Board Composition and Leadership Structure.  The 1940 Act requires that at least 40% of a fund’s board members not be “interested persons” (as defined in the 1940 Act) of the fund and as such are not affiliated with the fund’s investment adviser (“Independent Board members”). To rely on certain exemptive rules under the 1940 Act, a majority of a fund’s board members must be Independent Board members, and for certain important matters, such as the approval of investment advisory agreements or transactions with affiliates, the 1940 Act or the rules thereunder require the approval of a majority of the Independent Board members. Currently, more than 75% of the Board of Directors, including the Chairman of the Board and the chair of each of the Board’s permanent committees, is comprised of Non-Interested Directors. The Board has determined that its leadership structure is appropriate in light of the services that Schroders provide to the Fund and potential conflicts of interest that could arise from that relationship.

Information about Each Director’s Experience, Qualifications, Attributes or Skills.  The Board of Directors believes that the significance of each Director’s experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one Director may not have the same value for another) and that these factors are best evaluated at the Board level, with no single Director, or particular factor, being indicative of Board effectiveness. However, the Board believes that Directors need to have the ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with Fund management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties; the Board believes that the Directors satisfy this standard. Experience relevant to having this ability may be achieved through a Director’s educational background; business, professional training or practice (e.g., medicine, accounting or law), public service or academic positions; experience from service as a board member (including the Board of the Fund) or as an executive of investment funds, public companies or significant private or not-for-profit entities or other organizations; and/or other life experiences. The Board’s Governance and Nominating Committee Charter contains certain other factors considered by the Committee in identifying and evaluating potential Director nominees.

To assist them in evaluating matters under federal and state law, the Non-Interested Directors are counseled by their own independent legal counsel, who participates in Board meetings and interacts with Schroders, and also may benefit from information provided by counsel to the Fund; both counsel to the Non-Interested Directors and counsel to the Fund have significant experience advising funds and fund board members. The Board and its committees have the ability to engage other experts as appropriate. The Board evaluates its performance on an annual basis.

Information about each Director follows (supplementing the information provided in the table above), including some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors. Each Director satisfies the Fund’s Director qualification requirements set forth in Article II, Section 2 of the Fund’s Amended and Restated By-Laws and in the Governance and Nominating Committee Charter, which is attached as Exhibit A to the Proxy Statement.

•	Brian A. Berris — Mr. Berris, the Chairman of the Board of the Fund, has an extensive business and investment management background. He joined Brown Brothers Harriman & Co. (“BBH”) in 1973 and has been a Partner at BBH since 1991. Mr. Berris served as Head of BBH’s U.S. Wealth Management activities for taxable investors from 1991 to 1998. From 1998 to 2010, he served as Head of BBH’s Global Investment Management business for institutional and private investors. During this period, Mr. Berris served on several firm-wide committees, including the Finance Committee and the Steering Committee.

•	Joseph S. Calhoun, III — Mr. Calhoun currently serves as Chief Financial Officer and Treasurer of Brown University, where he is responsible for controllers, treasury, budget and planning, tax, academic financial affairs and strategic sourcing. From 2009 to 2017, Mr. Calhoun served as Carnegie Mellon University’s Treasurer, where he was responsible for cash and liquidity management, short-term investment, borrowing and investment support for the University’s retirement plans. He served as a board member of the Schroder family of mutual funds advised by SIMNA from 2010 to 2017. Previously, Mr. Calhoun served for nearly 20 years in senior executive capacities for New York Life Insurance Company and New York Life International, which have substantial global asset management platforms, including as President and CEO of New York Life Capital Corporation and Senior Vice President and Treasurer of New York Life Insurance Company and New York Life International. Mr. Calhoun also serves as the Chair of the Fund’s Governance and Nominating Committee.

•	Andrew Dakos — Mr. Dakos has over 15 years of investment management experience. He is currently a principal of Bulldog Holdings, LLC, which owns several entities serving as general partner of six private investment partnerships, and is a member of Bulldog, which serves as the investment adviser of such private investment partnerships. Mr. Dakos currently serves as president and a director of Special Opportunities Fund, Inc., as a trustee of Crossroads Liquidating Trust (formerly, Crossroads Capital, Inc.) and as a director of Brookfield DTLA Fund Office Trust Investor Inc. Mr. Dakos previously served as a director of The Mexico Equity and Income Fund, Inc., Emergent Capital, Inc. and Brantley Capital Corporation.

•	Jean E. Hoysradt — Ms. Hoysradt served as Chief Investment Officer of Mousse Partners Limited, a leading private investment office based in New York, from April 2001 to December 2015. She served as Senior Vice President and Head of the Investment and Treasury Departments at New York Life Insurance Company from 1991 to 2000, and previously held positions in investment banking and investment management at Manufacturers Hanover Trust Company, The First Boston Corporation and The Equitable Life Assurance Society of the U.S. Ms. Hoysradt is a member of the board of directors of W. P. Carey Inc., and served as vice chairman of the board’s investment committee from June 2015 to January 2017. Ms. Hoysradt also is a member of Duke University Management Company’s board of directors, and is chair of its audit committee. Ms. Hoysradt also serves as the Chair of the Fund’s Pricing Committee.

•	Moritz A. Sell — Mr. Sell currently serves as Principal of Edison Holdings GMBH, a commercial real estate and venture capital firm, and as Senior Advisor to Markston International LLC, an independent investment manager. From 1996 to 2013, he served as a Director, Market Strategist and Head of Property Trading (London Branch) of Landesbank Berlin AG and its predecessor, Landesbank Berlin Holding AG (formerly named Bankgesellschaft Berlin AG). Mr. Sell currently serves as a director of Aberdeen Australia Equity Fund, and previously served as a director of Aberdeen Singapore Fund (including as chairman of the board) and Aberdeen Greater China Fund. Mr. Sell also serves as the Chair of the Fund’s Audit Committee.

Board Committees, Meetings and Compensation

The Board has three standing Committees: the Audit Committee, the Governance and Nominating Committee and the Pricing Committee. Each Committee is composed entirely of Non-Interested Directors. Where deemed appropriate, the Board may constitute ad hoc committees.

Audit Committee.  The current members of the Audit Committee of the Board of Directors are Ms. Hoysradt and Messrs. Calhoun and Sell. Mr. Sell serves as Chair of the Audit Committee. Each member of the Committee is “independent” under the listing standards of the New York Stock Exchange (“NYSE”). The Board has determined that each of Ms. Hoysradt and Messrs. Calhoun and Sell is an “audit committee financial expert” as defined by Regulation S-K as promulgated by the Securities and Exchange Commission (the “Commission”).

Pursuant to the Audit Committee Charter adopted by the Fund’s Board of Directors, the function of the Audit Committee is to assist Board oversight of (i) the integrity of the Fund’s financial statements; (ii) the Fund’s compliance with legal and regulatory requirements; and (iii) the independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee has direct responsibility to appoint, retain, determine the compensation of, evaluate and terminate the Fund’s independent registered public accounting firm, including sole authority to approve all audit engagement fees and terms and, in connection therewith, to review and evaluate matters potentially affecting the independence and capabilities of the independent registered public accounting firm. The Audit Committee also oversees the accounting and financial reporting processes of the Fund and the audits of the Fund’s financial statements as well as the administration of the Fund. The Audit Committee held five meetings during the year ended December 31, 2017. The Fund’s Audit Committee Charter is available on the Fund’s website at www.swzfund.com.

Governance and Nominating Committee.  The Board of Directors has a Governance and Nominating Committee whose current members are all of the Non-Interested Directors, namely, Ms. Hoysradt and Messrs. Berris, Calhoun and Sell. Mr. Calhoun serves as Chair of the Governance and Nominating Committee. Each member of the Committee is “independent” under the listing standards of the NYSE.

Among other responsibilities, the Governance and Nominating Committee selects and nominates persons for election or appointment by the Board as Directors of the Fund and oversees the annual assessment of the effectiveness of the Board and such other matters of Fund governance as may be delegated to it by the Board or determined by the Governance and Nominating Committee to be appropriate. In evaluating potential nominees, including any nominees recommended by stockholders, the Committee takes into consideration the factors listed in the Governance and Nominating Committee Charter, including character and integrity, experience in business, investment, economic, governmental, political or regulatory matters, and whether the Committee believes the person has the ability to apply sound and independent business judgment and would act in the interest of the Fund and its stockholders. In evaluating potential nominees, the Committee also may consider whether a potential nominee’s professional experience, education, skills and other individual qualities and attributes, including gender, race or national origin, would provide beneficial diversity of skills, experience or perspective to the Board’s membership and collective attributes. Such considerations will vary based on the Board’s existing membership and other factors, such as the strength of a potential nominee’s overall qualifications relative to diversity considerations.

The Governance and Nominating Committee will consider nominees recommended by a stockholder if such recommendation is in writing and received by the Fund by the deadline specified below under “Stockholder Proposals” and otherwise complies with the requirements for such proposals contained in the Governance and Nominating Committee Charter and the Fund’s By-Laws. Any such recommendations should be submitted to the

Fund’s Secretary, The Swiss Helvetia Fund, Inc., 7 Bryant Park, 17th Floor, New York, New York 10018. The Governance and Nominating Committee held three meetings during the year ended December 31, 2017. The Fund does not provide a copy of the Governance and Nominating Committee Charter on its website, but the Fund’s current Governance and Nominating Committee Charter is attached as Exhibit A to the Proxy Statement.

Pricing Committee.  The Board of Directors has a Pricing Committee whose sole member is Ms. Hoysradt, who serves as Chair of the Pricing Committee. The Pricing Committee oversees the fair valuation of the Fund’s portfolio securities for which market prices or quotations are not readily available or are deemed to be unreliable. The Pricing Committee held one meeting during the year ended December 31, 2017.

In November 2016, the Board of Directors reconstituted the Ad Hoc Strategic Planning Committee of the Board to assist the Board in considering certain actions that the Fund could take to enhance stockholder value and address the discount at which the Fund’s shares of common stock have traded, and in engaging and communicating with its stockholders. The current members of the Ad Hoc Strategic Planning Committee are Messrs. Berris, Calhoun and Sell.

In April 2017, the Board of Directors established the Ad Hoc Litigation Committee to assist the Board with its responsibilities in connection with Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., C.A. No. 2017- 0303-AGB, a putative class action lawsuit filed in April 2017 against the Fund and its then-current Directors, as described below. Please see page 24 for additional information. The Ad Hoc Litigation Committee is composed of Mr. Berris and at least one other Non-Interested Director.

During the year ended December 31, 2017, the Board of Directors met eight times. Each of Messrs. Berris and Calhoun attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which he served. Ms. Hoysradt and Messrs. Dakos and Sell were elected by stockholders to the Board of Directors at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), and, with respect to the Board and Committee meetings held since each such Director was duly qualified, have satisfied the foregoing threshold. The Fund has no formal written policy regarding Directors’ attendance at annual meetings of stockholders. All of the Fund’s then-current Directors attended the 2017 Annual Meeting.

During the year ended December 31, 2017, the Fund paid each Non-Interested Director an annual retainer of $42,088, except for the Chairman of the Board to whom the Fund paid $56,158 and for the Chairs of the three standing Committees to each of whom the Fund paid $48,150. In addition, the Fund paid each Non-Interested Director $1,300 for each Board meeting attended, and paid each Non-Interested Director who is a member of a Committee a fee of $750 for each Committee meeting attended. Committee meeting fees are paid for only stand-alone meetings not held as part of another meeting, for example when certain items of Committee business may be addressed as part of the quarterly general Board meetings. Each Non-Interested Director may be compensated for incremental work over and above attending a meeting, including work performed as a member of an ad hoc committee, based upon the value added to the Fund. Finally, the Fund reimburses the Directors for certain out-of-pocket expenses, such as travel expenses, in connection with Board meetings. In accordance with the Fund’s By-Laws, Mr. Dakos does not receive any compensation from the Fund for his services as Director, as he is deemed an “interested person” (as defined in the 1940 Act) of the Fund as a result of his controlling relationship with Bulldog.

During the year ended December 31, 2017, the Non-Interested Directors received from the Fund individual remuneration (exclusive of reimbursed expenses), as follows:

Name of Person and Position	Aggregate Compensation From the Fund*
Brian A. Berris, Chairman of the Board**	$ 82,133
Joseph S. Calhoun III, Chair of the Governance and Nominating Committee**	$ 62,519
Jean E. Hoysradt, Chair of the Pricing Committee***	$ 33,775
Moritz A. Sell, Chair of the Audit Committee***	$ 33,025
TOTAL REMUNERATION:	$211,452

*	The Fund is not part of a fund complex or group, and, accordingly, the Directors do not serve on the board of any other registered investment company in a complex or group with the Fund. The Fund pays all of the Non-Interested Directors’ remuneration. Retirement and/or pension benefits are not offered as part of the compensation for Directors.

**	Certain Directors received additional compensation for work in connection with their service on the Ad Hoc Strategic Planning Committee of the Board. This additional compensation is included in the amounts presented in this table. The Board does not expect such level of remuneration to be a recurring expense of the Fund.

***	Ms. Hoysradt and Mr. Sell were elected by stockholders to the Board of Directors at the 2017 Annual Meeting.

During the year ended December 31, 2017, the Fund also paid $171,240 to former Non-Interested Directors who retired from service or whose terms concluded during the year. No Executive Officer of the Fund received any compensation from the Fund for the most recently completed fiscal year. Accordingly, no other persons have been included in the preceding compensation table.

Effective January 1, 2018, the Fund pays each Non-Interested Director an annual retainer of $42,000, except for the Chairman of the Board to whom the Fund pays $56,000 and for the Chairs of the three standing Committees to each of whom the Fund pays $48,000. In addition, the Fund pays each Non-Interested Director $2,000 for each in-person Board meeting attended, and $750 for each telephonic Board meeting attended. The Fund also pays each Non-Interested Director who is a member of a Committee a fee of $750 for each Committee meeting attended.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Fund’s Directors, its Executive (and certain other) Officers, Schroders and certain affiliated persons of Schroders and any persons beneficially owning more than ten percent of the Fund’s common stock are required to report their ownership of the Fund’s common stock and any changes in that ownership to the Fund, the Commission and the NYSE. Specific due dates for these forms have been established, and the Fund is required to report in this Proxy Statement any failure to file by these dates during 2017. Based solely upon a review of copies of such forms and written representations from certain of such persons, all of these requirements appear to have been satisfied by such persons during the year ended December 31, 2017, except that a Form 4 to report Ms. Hoysradt’s acquisition of shares of the Fund’s common stock on October 13, 2017 was not filed due to administrative oversight. A Form 5 was timely filed on February 6, 2018 to report this acquisition.

Security Ownership of Certain Beneficial Owners

As of the record date, no stockholder, to the knowledge of the Fund, based on Schedule 13G and 13D filings with the Commission, beneficially owned more than five percent of the Fund’s outstanding shares of common stock, except as listed below:

Name of Person	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Wells Fargo & Company[1]	5,219,617	20.62%
1607 Capital Partners, LLC[2]	2,812,496	11.11%
Lazard Asset Management LLC[3]	2,274,574	8.99%
Bulldog Investors, LLC[4]	2,131,302	8.42%

[1]	Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94163, on behalf of certain of its subsidiaries and the advisory clients thereof, filed on February 12, 2018 a beneficial ownership report on Schedule 13G/A with the Commission reporting beneficial ownership as of January 31, 2018.

[2]	1607 Capital Partners, LLC, 13 S. 13th Street, Suite 400, Richmond, Virginia 23219, on behalf of its advisory clients, filed on February 14, 2018 a beneficial ownership report on Schedule 13G/A with the Commission reporting beneficial ownership as of December 31, 2017.

[3]	Lazard Asset Management LLC, 30 Rockefeller Plaza, New York, New York 10112, on behalf of its advisory clients, filed on February 8, 2018 a beneficial ownership report on Schedule 13G/A with the Commission reporting beneficial ownership as of December 31, 2017.

[4]	Bulldog Investors, LLC, Phillip Goldstein, Andrew Dakos and Steven Samuels, Park 80 West-Plaza Two, 250 Pehle Avenue, Suite 708, Saddle Brook, New Jersey 07663, on behalf of their advisory clients, filed on March 6, 2018, a beneficial ownership report on Schedule 13D/A with the Commission reporting beneficial ownership as of March 5, 2018.

PROPOSAL 2: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on March 19, 2018, the Audit Committee of the Fund’s Board of Directors recommended, and the Board of Directors unanimously approved and ratified, Tait, Weller & Baker, LLP to act as the independent registered public accounting firm for the Fund for the year ending December 31, 2018. Based principally on representations from Tait Weller, the Fund knows of no direct financial or material indirect financial interest of Tait Weller in the Fund. Tait Weller has served as the independent registered public accounting firm for the Fund since December 23, 2016. No representative of Tait Weller is expected to be present at the Meeting, but will be available by telephone and will have an opportunity to make a statement (if the representative so desires) and to respond to appropriate questions.

Neither the Fund’s Certificate of Incorporation or its By-Laws requires that the stockholders ratify the appointment of Tait Weller as the Fund’s independent registered public accounting firm, but the Fund is doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Fund’s Board of Directors will reconsider whether or not to continue to retain Tait Weller, but may decide to do so. Even if the appointment is ratified, the Audit Committee and the Board of Directors in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interest of the Fund and its stockholders.

Certain Information Concerning Tait, Weller & Baker, LLP

(a)  Audit Fees.  The aggregate fees billed for each of the last two fiscal years (the “Reporting Periods”) for professional services rendered by Tait Weller for the audit of the Fund’s annual financial statements, or services that are normally provided by Tait Weller in connection with the statutory and regulatory filings or engagements for the Reporting Periods, were $50,000 in each of 2016 and 2017.

(b)  Audit-Related Fees.  There were no fees billed in the Reporting Periods for assurance and related services rendered by Tait Weller that are reasonably related to the performance of the audit of the Fund’s financial statements and are not reported under paragraph (a) above.

In addition, there were no fees billed by Tait Weller in the Reporting Periods for assurance and related services rendered by Tait Weller to Schroders or any entity controlling, controlled by or under common control with Schroders that provides ongoing services to the Fund (“Service Affiliates”) which were required to be pre-approved by the Audit Committee as described below.

(c)  Tax Fees.  The aggregate fees billed in the Reporting Periods for professional services rendered by Tait Weller for tax compliance, tax advice and tax planning (“Tax Services”) were $5,500 in each of 2016 and 2017. These Tax Services consisted of review or preparation of U.S. federal, state, local and excise tax returns.

(d)  All Other Fees.  Tait Weller did not provide any additional products or services to the Fund in the Reporting Periods, other than the services reported in paragraphs (a) through (c) above.

Audit Committee Pre-Approval Policies.  The Audit Committee pre-approves Tait Weller’s engagements for audit and non-audit services to the Fund, and non-audit services to Schroders and Service Affiliates on a case-by-case basis as required. Pre-approval considerations include whether the proposed services are compatible with maintaining Tait Weller’s independence.

Non-Audit Fees.  The aggregate non-audit fees billed in the Reporting Periods by Tait Weller for services rendered to the Fund were $5,500 in each of 2016 and 2017. These aggregate non-audit fees include the Tax Services described above. There were no fees billed by Tait Weller in the Reporting Periods for non-audit services rendered by Tait Weller to Schroders or Service Affiliates.

Auditor Independence.  The Audit Committee considers whether the provision of any non-audit services rendered to Schroders or Service Affiliates which were not pre-approved (not requiring pre-approval) is compatible with maintaining Tait Weller’s independence.

Required Vote and the Board’s Recommendation

The selection of the Fund’s independent registered public accounting firm will be ratified if approved by a majority of shares present in person or represented by Proxy at the Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO RATIFY THE SELECTION OF TAIT, WELLER & BAKER, LLP AS THE

FUND’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2018.

REPORT OF AUDIT COMMITTEE

The Audit Committee has exclusive oversight of the Fund’s financial reporting process. The Committee operates pursuant to a Charter which has been approved by the Board, a copy of which is available on the Fund’s website at www.swzfund.com. As set forth in the Charter, management of the Fund is responsible for the (i) preparation, presentation and integrity of the Fund’s financial statements, (ii) maintenance of appropriate accounting and financial reporting principles and policies and (iii) maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Fund’s independent registered public accounting firm, Tait Weller, is responsible for auditing the Fund’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee considered and discussed the December 31, 2017 audited financial statements with management and with Tait Weller. The Committee also discussed with Tait Weller the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications With Audit Committees, as currently in effect. Finally, the Committee reviewed the written disclosures and the letter from Tait Weller required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and discussed with Tait Weller the auditors’ independence.

Stockholders are reminded, however, that the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and Tait Weller. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Fund’s 2017 financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles, nor do they assure Tait Weller’s independence. Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee determined that the Fund’s audited financial statements be included in the Fund’s Annual Report to Stockholders for the year ended December 31, 2017, and filed with the Commission.

Moritz A. Sell, Audit Committee Chair

Joseph S. Calhoun, III

Jean E. Hoysradt

Dated: February 21, 2018

PROPOSAL 3: STOCKHOLDER PROPOSAL RECOMMENDING

THAT THE FUND’S BOARD OF DIRECTORS REDUCE THE OWNERSHIP THRESHOLD REQUIRED FOR STOCKHOLDERS TO CALL A SPECIAL MEETING OF STOCKHOLDERS

What is this Proposal?

Mr. Kenneth Steiner, a stockholder of the Fund (the “Proponent”), is the proponent of the following non-binding proposal. The Proponent’s address and the number of shares he owns in the Fund will be furnished by the Fund’s Secretary upon request. Mr. Steiner’s proposal and his accompanying supporting statement submitted to the Fund read as follows:

Proposal 3 — Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013.

Please vote to increase management accountability to shareholders:

Special Shareholder Meeting Improvement — Proposal 3

Statement of Opposition

The Fund’s Board of Directors carefully considered the Proponent’s proposal and concluded that the proposal is not in the best interest of the Fund and its stockholders. The Board unanimously recommends you vote “AGAINST” Proposal 3, and this Statement of Opposition details the reasons therefor.

The Fund’s By-Laws Are Favorable to Stockholders.  The Fund is organized as a corporation under the laws of the State of Delaware. As such, the rights of the Fund’s stockholders are governed by the Delaware General Corporation Law (the “DGCL”). The DGCL does not provide a corporation’s stockholders with an absolute right to call special meetings; rather, Section 211(d) of the DGCL provides only that special meetings may be called by the corporation’s board of directors, or by such person(s) as may be authorized by the corporation’s Certificate of Incorporation or its By-Laws.

An overwhelming majority — over 66% — of public Delaware corporations do not permit stockholders to call special meetings (FactSet Research Systems Inc., http://www.sharkrepellent.net). In the context of more recent governance practices, 80% of Delaware corporations that have gone public since 2015 do not permit stockholders to call special meetings; and, of the corporations that do permit stockholders to call special meetings, more than 60% set the ownership threshold at 50% or greater of the corporation’s outstanding shares (FactSet Research Systems Inc.). Contrary to the majority of Delaware corporations, the Fund has always permitted stockholders to call a special meeting. Pursuant to Article I, Section 2 of the Fund’s By-Laws, stockholders may call a special meeting of stockholders upon the request of at least 25% of the Fund’s outstanding voting securities.

The Fund not only provides its stockholders with a right that they are not entitled to as a matter of Delaware law — a right that most other public Delaware corporations do not provide — but the Fund’s special meeting By-Law is not qualified by any burdensome restrictions or exclusionary or prohibitive language (e.g., mandating that meetings cannot be called within certain timeframes or to consider certain business, or requiring that requesting stockholders pay the costs of preparing and mailing the notice of special meeting). In addition to the right to call special meetings, the Fund’s stockholders have the right under the Fund’s By-Laws to act by written consent. Pursuant to Article I, Section 9 of the Fund’s By-Laws, any action which may, or is required by law to, be taken at any annual or special meeting of stockholders may, instead, be taken without a meeting, without prior notice and without a vote if a written consent is signed by stockholders having not less than the minimum number of votes that would otherwise have been necessary to authorize or take such action at a meeting. Fund stockholders, therefore, have the right to take action without a meeting of stockholders. Based on this information, the Board concluded that the Fund’s special meeting By-Law appears to be more favorable to stockholders than what is granted to stockholders of a significant percentage of other public Delaware corporations, including under current governance practices.

While the Fund is organized under Delaware law, many closed-end investment companies operate as Maryland corporations, including the other closed-end funds in the “Miscellaneous Region” Morningstar category (to which the Fund belongs). As a result, the Board also looked at the Fund’s peer group to evaluate the appropriateness of the current By-Law provision.

Of the 11 other closed-end funds in the “Miscellaneous Region” Morningstar category, only one fund permits special meetings to be called at the request of stockholders holding, in the aggregate, less than 50% of the fund’s outstanding shares. Similar to the Fund, that fund permits special meetings to be held if requested by 25% of its outstanding shares. The other 10 funds permit special meetings to be held only if requested by either 50% or a majority of outstanding shares. The Board, based on this information, concluded the Fund’s By-Law provision generally was more permissive than those of the Fund’s peers.

Operating Companies Comparisons are Inapposite.  General arguments in support of reducing the ownership threshold required for stockholders of operating companies, such as those cited by the Proponent, to call a special meeting of stockholders do not readily translate into supporting the matter as applied to an investment company, such as the Fund. As a general matter, due to the substantial number of outstanding shares of stock of an operating company, proposals seeking to reduce an operating company’s special meeting ownership threshold may be a useful tool for stockholders who otherwise would face a significant obstacle in calling a special meeting. Such an impediment does not exist for stockholders of the Fund. The Fund, unlike many publicly-traded operating companies, has a relatively concentrated stockholder base. Nearly 50% of the Fund’s outstanding voting securities are held by four record stockholders, with one stockholder holding, with the power to vote, over 20% of the Fund’s shares.

The Board believes that special meetings should be extraordinary events that occur only when certain matters cannot wait until the next annual meeting to be addressed, and should be held only if a significant minority of stockholders are in agreement that a special meeting is appropriate. The Board believes that the current 25% ownership threshold strikes the appropriate balance between the right of stockholders to call a special meeting in appropriate circumstances — a right the Board views as a governance best practice — and the financial and administrative burdens that frequent special meetings could impose on the Fund. Additionally, the Board believes that the Fund’s special meeting By-Law provision appropriately limits the ability of a small minority of stockholders, or even a single stockholder, to utilize the mechanism of special meetings to advance their own interests, which may not be shared more broadly by the Fund’s stockholders and which may be to the detriment of the interests of other stockholders.

Cost to the Fund and Stockholders.  Special stockholder meetings can be expensive and time-consuming in light of the significant legal and other costs associated with preparing, printing, mailing and filing proxy and other solicitation materials, and the time commitment required of Schroders and the Fund’s Directors and Executive Officers to prepare for and conduct the meeting. As the Fund’s By-Laws do not require the stockholder(s) calling a special meeting to bear the substantial costs of calling and holding such meeting, those costs would be borne by the Fund and, indirectly, by all stockholders.

Since January 2017, the Proponent and certain other frequent sponsors of stockholder proposals have submitted more than 20 substantially identical special meeting proposals to various operating companies. To the Fund’s knowledge, however, they have not submitted such proposals to any other closed-end investment companies, such as the Fund. Additionally, of those proposals, only four received sufficient support from stockholders — and, notably, in three of the four instances, stockholders did not have the pre-existing right under the respective company’s governing documents to call special meetings.

THE BOARD OF DIRECTORS OF THE FUND

RECOMMENDS YOU VOTE AGAINST PROPOSAL 3.

What is the Required Vote and What Would Happen if Proposal 3 is Approved?

If a quorum of the Fund’s shares necessary for the transaction of business at the Meeting is present, Proposal 3 will be treated as approved if a majority of shares present in person or represented by Proxy at the Meeting and entitled to vote thereon vote “FOR” the Proposal. Proposal 3 is not a stockholder vote to approve reducing the ownership threshold required for stockholders to call a special meeting of stockholders, but rather it proposes that the Fund’s stockholders ask the Board to take action to effect such a reduction. If Proposal 3 passes at the Meeting, the Directors would continue to exercise their fiduciary duty to act in the interest of the Fund’s stockholders in investigating further the details and potential benefits and detriments of reducing the ownership threshold required for stockholders to call a special meeting of stockholders, but would not be obligated to amend the Fund’s By-Laws or take any other action to effect such a reduction. In addition, even if the Board were to conclude that reducing the ownership threshold required for stockholders to call a special meeting was in the best interest of the Fund and its stockholders, it may effect the reduction with terms that are different from those contained in the Proponent’s proposal.

PROPOSAL 4: STOCKHOLDER PROPOSAL RECOMMENDING

THAT THE FUND’S BOARD OF DIRECTORS AUTHORIZE A SELF-TENDER OFFER

FOR AT LEAST 50% OF THE OUTSTANDING COMMON STOCK OF THE FUND

What is this Proposal?

Full Value Partners (the “Proponent”) is the proponent of the following non-binding proposal. The Proponent’s address and the number of shares owned in the Fund will be furnished by the Fund’s Secretary upon request. The Proponent’s proposal and accompanying supporting statement submitted to the Fund read as follows:

The shareholders of The Swiss Helvetia Fund (the “Fund”) request that the Board of Directors authorize a self-tender offer for at least 50% of the outstanding common shares of the Fund at or close to net asset value (NAV).

SUPPORTING STATEMENT OF PROPONENT

We support this proposal and believe it is in the best interest of stockholders because a significant self-tender offer at or close to NAV will afford them an opportunity to realize a price equal or close to NAV rather than selling at a discount to NAV.

Statement of Opposition

The Fund’s Board of Directors carefully considered the Proponent’s proposal, and a majority of the Board, including all of the Non-Interested Directors, concluded that the proposal is not in the best interest of the Fund and its long-term stockholders. The Board recommends you vote “AGAINST” Proposal 4, and this Statement of Opposition details the reasons therefor. The Fund’s Interested Director voted against this recommendation.

The Board does not believe the tender offer advocated by the Proponent is in the best interests of the Fund or its stockholders. It is inconsistent with the Board’s ongoing efforts to enhance stockholder value and provide periodic liquidity without creating a meaningful adverse effect on the Fund’s performance, portfolio management or expense ratio. While the relatively modest periodic tender offers undertaken by the Fund over the last seven years were, in part, intended to return to stockholders the increased value of the Fund’s assets, the very substantial tender offer advocated by the Proponent would, among other things, result in a major reduction in the Fund’s assets. As many of the Fund’s costs are fixed, those costs would be spread out over a smaller asset base, resulting in a material increase in the Fund’s expense ratio. In addition, the Fund’s portfolio management team would have at its disposal far fewer assets for future investment, making it more difficult to continue to achieve the Fund’s investment goals.

Furthermore, the Proponent’s proposal requests that the Board authorize a tender offer for at least 50% of the Fund’s shares. As the Fund does not maintain a significant cash position, carrying out such a tender offer likely would require the Fund to liquidate a significant portion of its portfolio in order to raise cash to pay tendering stockholders, as well as to distribute capital gains realized in connection therewith. The Fund also would incur significant transaction costs in selling portfolio securities to raise cash for such a large tender offer.

Overall, a material reduction in the Fund’s assets likely would create various constraints on Schroders’ ability to manage the Fund according to its investment objective and investment strategies, and could adversely affect a stockholder’s experience due to the Fund’s increased expense ratio and the Fund’s realization of substantial embedded long-term capital gains. Each of these results could adversely affect the Fund’s long-term performance and the impact on the Fund’s short-term performance also is likely to be significant.

Conducting a tender offer for at least 50% of the Fund’s outstanding shares also could lead to the liquidation of the Fund. If a significant number of shares are repurchased, the Fund may be unable to maintain a viable asset base to continue operating efficiently and could be forced to liquidate. Liquidation, which requires stockholder approval, could be a lengthy and costly process. More importantly, however, it would eliminate the Fund as a viable investment option, leaving stockholders with limited alternatives to invest in an important and successful market through a vehicle with a similar investment mandate.

The Proponent references the Fund’s trading discount in its supporting statement. The Fund’s shares are listed on a stock exchange and are publicly-traded. As a result, the trading price for the Fund’s shares is set by the market and can deviate from its net asset value. Trading discounts to net asset value are common in the closed-end fund market, particularly among equity funds, and stockholders transact — that is, both purchase and sell shares — at the market price. As a result, a fund’s trading discount does not necessarily disadvantage its stockholders. Trading discounts can attract opportunistic short-term investors, such as the Proponent, that seek from time to time to exploit discounts for their own short-term financial gain to the detriment of long-term investors. The Board is mindful of the Fund’s stated long-term investment objective, and the fact that the Fund is designed primarily as a long-term investment, rather than as a trading vehicle.

2017 Tender Offer Proposal.  Last year, Phillip Goldstein of Bulldog, an affiliate of Full Value Partners, and Judy Goldstein submitted a non-binding tender offer proposal (the “2017 Proposal”) recommending that the Board authorize a self-tender offer for all of the outstanding common stock of the Fund. Additionally, the 2017 Proposal requested that, were the Fund to conduct the tender offer and were stockholders to submit for tender more than 50% of the Fund’s outstanding shares, the Board cancel the tender offer and take the steps necessary to liquidate the Fund or convert the Fund to an exchange traded fund or an open-end mutual fund. The 2017 Proposal was opposed by the Fund’s then-Directors and was rejected by the Fund’s stockholders, with approximately only 25% of the votes cast in favor of the proposal.

Board Actions Balance Providing Liquidity and Enhancing Stockholder Value.  Over the last seven years, the Fund has conducted three tender offers for between 5% and 15% of the Fund’s then-outstanding shares, including the April 2017 tender offer in which the Fund repurchased 10% of its shares at 98% of the Fund’s net asset value. As the Fund has appreciated in value over the years, the Board previously concluded that it is appropriate for the Fund’s stockholders, especially its long-term stockholders, to benefit from those gains either through periodic tender offers or increased distributions instead of through significant tender offers. In approving past tender offers, the Board previously considered other factors, including expressed stockholder interest in opportunities for additional liquidity. The Board also considered the potential impact the offer may have on the asset size and expenses of the Fund, and its potential impact on the Fund’s ability to implement its investment strategies and achieve its investment objective. The Board generally has taken the position that the benefits of relatively modest periodic tenders offset their adverse impact on the Fund’s asset size and expense ratio.

The Board also supports the Fund’s ongoing efforts to buy back its shares. The Fund has a long-standing policy of providing liquidity by repurchasing its shares through publicly announced stock repurchase programs. Over the last 19 years, with the exception of 2014, the Board has authorized an annual stock repurchase program. Since 1999, the Fund has repurchased approximately 8.8 million shares of its common stock through annual stock repurchase programs, which has provided aggregate accretion to the Fund’s net asset value of approximately $22 million or $0.83 per share. In addition, since 2006, the Fund has declared and paid to investors over $339 million in dividends and distributions, an amount slightly less than the Fund’s current net assets.

Most recently, the Board authorized the Fund to file an application for exemptive relief with the Commission that is necessary to implement a managed distribution plan. The purpose of the plan is to enable the payment of long-term capital gains more frequently than once per year, thereby making it more likely that stockholders receive consistent, level distributions — which would include realized earnings as well as potential returns of capital — on a regular basis at a rate established by the Board. As with modest periodic tender offers, a managed distribution plan could facilitate stable earnings distributions to the Fund’s stockholders without the negative consequences of a significant tender offer, as discussed below. The Commission has issued a notice to grant the requested relief, and the Fund currently expects such relief to be ordered prior to the Meeting.

The Proponent’s Tender Offer could have a Significant Negative Impact to the Fund’s Long-Term Viability.  The Proponent’s proposal requests that the Board authorize a tender offer for at least 50% of the Fund’s shares. Such a tender offer could result in a substantial reduction in the Fund’s net assets. As certain of the Fund’s costs are fixed, those costs would be spread out over a smaller asset base, resulting in a material increase in the Fund’s expense ratio. As a separate matter, a reduction of assets could result in a higher aggregate management fee rate payable to Schroders, as the Fund would no longer be able to benefit from the higher asset-

based breakpoints in its fee schedule. Furthermore, as the Fund’s expense ratio increases, the Fund’s discount also could increase, as the attractiveness of investing in the Fund would wane. A higher expense ratio also is likely to negatively impact the Fund’s relative performance against Swiss market indexes, such as the Swiss Performance Index, further reducing the attractiveness of the Fund to investors.

Carrying out such a tender offer likely would require the Fund to liquidate a significant portion of its portfolio in order to raise cash to pay tendering stockholders, as well as to distribute capital gains realized in connection therewith. The Fund may be forced to sell portfolio holdings earlier than Schroders otherwise would sell such holdings, or during adverse market conditions, potentially resulting in losses. The untimely sale of portfolio securities may affect the market for those securities, which may, in turn, diminish the Fund’s net asset value. In addition, the sale of portfolio securities likely will increase the Fund’s portfolio turnover, resulting in additional expense to stockholders. The sale of a significant portion of the Fund’s portfolio for cash also would be a complicated and costly process. The Fund would incur significant transaction costs in selling portfolio holdings to pay for tendered shares. These transaction costs would be borne by all stockholders, including those who choose not to tender their shares.

Furthermore, there likely are negative tax consequences to conducting a tender offer for at least 50% of the Fund’s shares. As a result of having to sell a significant amount of portfolio securities to raise cash to pay stockholders who tender their shares, the Fund may realize capital gains or losses at times that are disadvantageous to the Fund and its stockholders. For example, the Fund may realize capital gains from the substantial embedded capital gains it has in its portfolio (approximately 39% of net assets as of March 31, 2018). This will result in otherwise unnecessary taxable long-term capital gains distributions to all of the Fund’s stockholders, not just the stockholders who redeem their shares in connection with the tender offer. To the extent the Fund sells securities held for less than one year, all of the Fund’s stockholders may realize taxable income or short-term capital gains taxed at a higher federal tax rate. In addition to this potential tax liability, to the extent a stockholder redeems the Fund’s shares in the tender offer, such redemption likely also would be a taxable transaction for federal income tax purposes. Relatively modest periodic tender offers and managed distribution plans are less likely to have a negative tax impact to stockholders, as less embedded capital gains may be realized by the Fund and there may be available realized capital losses to offset those gains.

The Fund’s Discount Has Benefitted Long-Term Stockholders.  Because the Fund’s shares are listed on a stock exchange and are publicly-traded, the trading price for its shares is set by the market and can deviate from its net asset value. Trading discounts to net asset value are common in the closed-end fund market, particularly among equity funds. The available reported data for closed-end equity funds classified as “Developed Market” by the Closed-End Fund Association (website: www.cefa.com), showed that as of the week ended April 27, 2018, the average discount for all closed-end funds in that category, which includes the Fund, was -9.2%. The Fund’s discount as of the week ended April 27, 2018 was -9.4%.

The Board understands that there may be certain advantages to the Fund’s trading discount. A discount enables stockholders to invest additional assets in the Fund at a below-market price for the Fund’s underlying assets. Stockholders that reinvest their dividends and capital gains distributions at a discount receive greater returns over the long term, as their reinvested distributions buy more shares than they would if the Fund were trading at its net asset value. The combination of enhanced returns and the Fund’s low expense ratio has served well the Fund’s long-term stockholders that have reinvested their distributions over the years. The fact that stockholders have been able to invest in the Fund’s underlying stocks more cheaply than if they bought the stocks for themselves has meant that the return on their shares generally has been greater than that on the Fund’s net asset value. Further, although the Fund’s discount fluctuates from time to time, changes in the discount are strongly mean-reverting — that is, any change in the discount tends to be reversed in the subsequent period, thus reducing any potential adverse consequences as a result of such fluctuations.

The following table compares the returns on the Fund’s shares with the returns on the Fund’s portfolio, based on net asset value, from 1990 to the end of March 2018. The first column shows the annualized returns to a stockholder who invested in the Fund’s shares at the beginning of each year and held those shares to the end of March 2018 (assuming the stockholder reinvested all distributions in additional shares of the Fund). The second column shows the annualized returns of the Fund’s net asset value (i.e., the returns on the Fund’s portfolio of

Swiss equity securities). For 28 of the 29 periods, the Fund’s stockholders have been able to buy Swiss assets (e.g., the Fund’s portfolio) at a discount. The ability to buy the Fund’s shares at a discount generally has increased the returns earned by the Fund’s stockholders.

	Annualized Returns from Start of Year to March 2018(%)*
	SWZ Stock	SWZ Net Asset Value
1990	7.72	7.84
1991	8.96	8.10
1992	8.86	8.23
1993	9.02	8.30
1994	7.13	6.98
1995	8.01	7.27
1996	7.66	6.45
1997	8.20	6.78
1998	6.73	5.36
1999	5.88	4.47
2000	6.62	4.84
2001	6.11	4.52
2002	8.15	6.68
2003	9.21	7.52
2004	7.21	5.76
2005	6.07	5.03
2006	5.47	4.36
2007	2.98	2.37
2008	3.68	2.31
2009	7.05	5.59
2010	8.09	6.68
2011	6.44	5.10
2012	9.90	8.32
2013	9.10	7.42
2014	4.00	3.21
2015	6.42	4.67
2016	8.87	6.03
2017	16.70	13.66
2018**	(4.00)	(3.90)

*	Source: Bloomberg

** Not	annualized

Liquidation of the Fund is not Desirable.  Conducting a tender offer for at least 50% of the Fund’s outstanding shares could lead to the liquidation of the Fund if a significant number of shares are repurchased. The liquidation of the Fund would eliminate the Fund as a viable investment option for all stockholders, leaving stockholders with limited alternatives to invest in a similar investment mandate. The Fund is the only registered closed-end investment company that invests substantially all of its assets in Swiss companies, and the limited universe of mutual funds or ETFs that also focus their investments in Swiss equities do not have the broader investment mandate of the Fund, including more flexibility to invest in small and mid-cap companies or other less liquid securities.

In addition, the liquidation of the Fund could be a lengthy process, involving substantial costs to the Fund and, indirectly, to stockholders, and also raises many of the same disadvantages detailed above relating to a tender offer. Importantly, the Fund’s Certificate of Incorporation, as amended to date, requires the affirmative vote of at least 75% of the Fund’s outstanding voting securities to approve the Fund’s liquidation. As such, the liquidation of the Fund cannot occur without a subsequent vote of the Board of Directors, consistent with their fiduciary duties, followed by a (i) separate mailing of a proxy statement to the Fund’s stockholders that explains the details of the proposed liquidation, and (ii) separate vote of the Fund’s stockholders approving the proposed liquidation.

THE BOARD OF DIRECTORS OF THE FUND

RECOMMENDS YOU VOTE AGAINST PROPOSAL 4.

What is the Required Vote and What Would Happen if Proposal 4 is Approved?

If a quorum of the Fund’s shares necessary for the transaction of business at the Meeting is present, Proposal 4 will be treated as approved if a majority of shares present in person or represented by Proxy at the Meeting and entitled to vote thereon vote “FOR” the Proposal. Proposal 4 is not a stockholder vote to approve a self-tender offer for at least 50% of the outstanding shares of common stock of the Fund, but rather it proposes that the Fund’s stockholders ask the Directors to take action to effect such a tender offer. If Proposal 4 passes at the Meeting, the Directors would continue to exercise their fiduciary duty to act in the interest of the Fund’s stockholders in investigating further the details and potential benefits and detriments of authorizing a self-tender offer for at least 50% of the Fund’s outstanding shares of common stock, but would not be obligated to conduct such a tender offer. In addition, even if the Board concluded that a self-tender offer was in the best interest of the Fund and its stockholders, it may authorize a self-tender offer with terms that are different from those contained in the Proponent’s proposal.

OTHER MATTERS

It is the intention of the persons named in the enclosed form of WHITE Proxy to exercise their discretion, to the extent permitted by applicable law, to vote “AGAINST” Bulldog’s Director nominees and “AGAINST” Proposal 4. The rationale for voting on those proposals is outlined in the Introduction to this Proxy Statement. The Fund may send stockholders additional materials providing further detail around the Board’s voting recommendations. Stockholders should carefully read this Proxy Statement and any additional Proxy solicitation materials they receive.

No business other than as set forth herein is expected to come before the Meeting. Should any other matter requiring a vote of stockholders properly arise, however, including any question as to an adjournment of the Meeting, the persons named in the enclosed WHITE Proxy will vote thereon according to their best judgment in the interest of the Fund.

Stockholders who wish to communicate with the Directors should send communications to The Swiss Helvetia Fund, Inc., 7 Bryant Park, 17th Floor, New York, New York 10018, to the attention of the Secretary. The Secretary is responsible for determining, in consultation with other officers of the Fund and Fund counsel, which stockholder communications will be directed to the Director or Directors indicated in the communication.

On April 19, 2017, Full Value Partners, an affiliate of Bulldog, filed a putative class action lawsuit in the Court of Chancery for the State of Delaware against the Fund and its then-current Directors (Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., C.A. No. 2017- 0303-AGB). On April 20, 2017, Full Value Partners filed an amended complaint and an amended motion for expedited proceedings, which, following oral argument, the Court denied in full on May 2, 2017. Defendants filed a motion to dismiss Full Value Partners’ amended complaint on July 20, 2017, and on September 15, 2017, the Court granted Full Value Partners’ unopposed motion to dismiss the action as moot. On November 1, 2017, Full Value Partners filed a motion for an award of attorneys’ fees and expenses. Following additional briefing by the parties, oral argument was held by the Court on March 13, 2018. As of the date hereof, the Court has not rendered a decision on plaintiff’s motion.

Mr. Dakos, a Class II Interested Director of the Fund, is a member of Bulldog, and, among other roles within the organization, exercises control over Full Value Partners.

STOCKHOLDER PROPOSALS

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholder proposals intended to be presented at the 2019 Annual Meeting must be received by the Fund on or before January 4, 2019 in order to be considered for inclusion in the Fund’s Proxy Statement and form of Proxy relating to that meeting. In addition, the Fund’s By-Laws provide that if a stockholder of record entitled to vote desires to bring proposals (including Director nominations) before the 2019 Annual Meeting, written notice of such proposals as prescribed in the By-Laws must be received by the Fund’s Secretary, The Swiss Helvetia Fund, Inc., 7 Bryant Park, 17th Floor, New York, New York 10018, between February 19, 2019 and March 21, 2019.

For additional requirements, stockholders may refer to the By-Laws, a current copy of which may be obtained without charge upon request from the Fund’s Secretary. If the Fund does not receive timely notice pursuant to the By-Laws, the proposal will be excluded from consideration at the meeting.

EXPENSES OF PROXY SOLICITATION

The Fund will bear the cost of soliciting Proxies on behalf of the Board of Directors. In addition to the use of mails, Proxy solicitations may be made by telephone, fax and personal interview by the Fund’s Proxy solicitor, Georgeson LLC (“Georgeson”), the Fund’s Directors and officers and officers of Schroders without additional compensation. Brokerage houses, banks and other fiduciaries may be requested to forward Proxy solicitation material to their customers to obtain authorization for the execution of Proxies, and they will be reimbursed by the Fund for out-of-pocket expenses incurred in this connection. If you have any questions concerning this Proxy solicitation, please contact Georgeson, Telephone Number: 1-800-905-7281.

As a result of the potential proxy solicitation by Bulldog, the Fund may incur additional costs in connection with its solicitation of proxies. The Fund has hired Georgeson, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, to assist us in the solicitation of proxies for a fee of up to $20,000 plus out-of-pocket expenses. Georgeson expects that approximately 25 of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from stockholders this year will significantly exceed those normally spent for an uncontested Annual Meeting. Such costs are expected to aggregate approximately $100,000, exclusive of any potential litigation costs in connection with the Meeting, which the Fund does not anticipate as of the date hereof. These additional solicitation costs are expected to include the fee payable to Georgeson; fees of outside counsel and financial and other advisors to advise the Fund in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of the Fund’s shares, as described above; and the costs of retaining an independent inspector of election. To date, the Fund has not incurred any of these solicitation costs.

Authorizations to execute Proxies may be obtained by telephonic transmitted instructions in accordance with procedures designed to authenticate the stockholder’s identity. However, brokers will not be entitled to vote Proxies by telephone after receipt by Broadridge Financial Solutions, Inc. of a competing set of proxy materials from Bulldog. In all cases where a telephonic Proxy is solicited, the stockholder will be asked to provide his or her address, social security number (in the case of an individual) or taxpayer identification number (in the case of a non-individual) and the number of shares owned and to confirm that the stockholder has received the Proxy Statement and WHITE Proxy in the mail. Within 72 hours of receiving a stockholder’s telephonic transmitted voting instructions, a confirmation will be sent to the stockholder to ensure that the vote has been taken in accordance with the stockholder’s instructions and to provide a telephone number to call immediately if the stockholder’s instructions are not correctly reflected in the confirmation. Any stockholder giving a Proxy may revoke it at any time before it is exercised by submitting a new Proxy to the Fund or by attending the Meeting and voting in person.

HOUSEHOLDING

Please note that only one Annual Report or most recent Quarterly Report or Proxy Statement may be delivered to two or more stockholders of the Fund who share an address, unless the Fund has received instructions to the contrary. To request a separate copy of an Annual Report or most recent Quarterly Report or Proxy Statement, or for instructions as to how to request a separate copy of such documents or how to request a single copy if multiple copies of such documents are received, stockholders should contact the Fund at the address and phone number set forth above. Pursuant to a request, a separate copy will be delivered promptly.

VOTING RESULTS

The Fund will advise stockholders of the voting results of the matters voted upon at the Meeting in the Semi-Annual Report to Stockholders first following the Meeting.

IMPORTANT

IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE FUND OF FURTHER SOLICITATION, WE ASK FOR YOUR COOPERATION IN SUBMITTING YOUR WHITE PROXY PROMPTLY BY MAIL OR BY VOTING BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY.

If you have any questions concerning this Proxy solicitation, please contact Georgeson LLC, Telephone Number: 1-800-905-7281.

Reid B. Adams
Dated: May 4, 2018	Secretary

EXHIBIT A

GOVERNANCE AND NOMINATING COMMITTEE

CHARTER AND PROCEDURES

The Swiss Helvetia Fund, Inc.

ORGANIZATION

The Governance and Nominating Committee (the “Committee”) of the Fund shall be composed solely of Directors (“Directors”) who are not “interested persons” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Directors”). The Board of Directors of the Fund (the “Board”) shall select the members of the Committee and shall designate the Chair of the Committee. Among other responsibilities, the Committee shall (i) select and nominate persons for election or appointment by the Board as Directors of the Fund, (ii) oversee the annual assessment of the effectiveness of the Board as set forth below and (iii) oversee such other matters of Fund governance as may be delegated to it by the Board or determined by the Committee to be appropriate, including matters that are required by the 1940 Act to be considered by the Independent Directors acting separately (including those matters described in Appendix A hereto).

EVALUATION OF POTENTIAL NOMINEES

The Board believes that Directors need to have the ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with Fund management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties. In evaluating potential Director nominees (including any nominees recommended by stockholders as provided below) in light of this standard, and to address certain legal and other requirements and considerations associated with composition of the Board, the Committee shall consider, among other factors it may deem relevant:

•	the character and integrity of the person;

•	whether or not the person is qualified under applicable laws and regulations to serve as a Director of the Fund;

•	whether or not the person has any relationships that might impair his or her service on the Board;

•	whether nomination of the person would be consistent with Fund policy and applicable laws and regulations regarding the number and percentage of Independent Directors on the Board;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing financial service organizations or their related fund complexes;

•	whether or not the person is willing to serve and is willing and able to commit the time necessary for the performance of the duties and responsibilities of a Director of the Fund; and

•	the educational background; business, professional training or practice (e.g., medicine, accounting or law), public service or academic positions; experience from service as a board member (including the Board) or as an executive of investment funds, public companies or significant private or not-for-profit entities or other organizations; and/or other life experiences.

The Committee also may consider whether a potential nominee’s professional experience, education, skills and other individual qualities and attributes, including gender, race or national origin, would provide beneficial diversity of skills, experience or perspective to the Board’s membership and collective attributes. Such considerations will vary based on the Board’s existing membership and other factors, such as the strength of a potential nominee’s overall qualifications relative to diversity considerations.

In addition to the factors listed above, when evaluating a potential nominee to serve as a Director, the Committee shall consider whether such nominee satisfies the Fund’s Director nominee qualifications, as set forth in Article II, Section 2 of the Fund’s Amended and Restated By-Laws, which is attached as Appendix B hereto.

While the Committee is solely responsible for the selection and nomination of Directors, the Committee may consider nominees recommended by Fund stockholders. The Committee will consider recommendations for nominees from stockholders sent to the Secretary of the Fund c/o The Swiss Helvetia Fund, Inc., 7 Bryant Park, 17th Floor, New York, New York 10018. A nomination submission must include all information relating to the recommended nominee that is required to be disclosed in solicitations or proxy statements for the election of Directors, as well as information sufficient to evaluate the factors listed above and the qualifications set forth in Article II, Section 2 of the Fund’s Amended and Restated By-Laws. Nomination submissions must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders, and such additional information must be provided regarding the recommended nominee as reasonably requested by the Committee.

NOMINATION OF DIRECTORS

Each year, prior to the meeting at which the Committee considers the nomination of incumbent Directors for re-election by the Fund’s stockholders, each Independent Director may, if he or she believes it necessary, communicate privately with the Chair of the Board,* to discuss his or her views of the performance of the Board as a whole and, if appropriate, re-nominations to the Board of Directors. The Chair shall review and consider the views, if any, of the Independent Directors and report to the Committee his conclusions. The Committee will then discharge its responsibility to recommend appropriate changes, and re-nominations to the Board of Directors.

In the event that any such communication involves the renomination of the Chair of the Board as an Independent Director or as Chair of the Board, each Independent Director shall communicate privately with the Chair of the Committee, who in turn will follow the same procedure as outlined above to be followed by the Chair of the Board.

After a determination by the Committee that a person should be selected and nominated as a Director of the Fund, the Committee shall present its recommendation to the full Board for its consideration.

Any Director who attains the age of 75 during his or her service of the Board of Directors shall be ineligible for re-nomination to the Board of Directors at the conclusion of the term during which he or she attains such age. In addition, no nominee recommended by a Fund stockholder who has attained the age of 75 at the time of nomination shall be qualified to serve as a Director. The age limitation for both incumbent Directors and any other nominee may be waived by a majority of the Committee members then in office.

GOVERNANCE

On an annual basis, the Committee shall assess the effectiveness of the Board in the following matters and such other matters of the Board’s effectiveness, as it deems appropriate and orally report its findings and any recommendations to the Board, to the extent necessary, for its consideration:

•	The Board’s committee structure and matters delegated to such committees;

•	The matters covered by the Board in its annual cycle of meetings;

•	The number and duration of Board meetings; and

•	The number of interested and Independent Directors.

The Committee also shall consider such other matters of governance it deems appropriate and report its findings to the Board.

MEETINGS

The Committee shall meet annually and at such other times as may be necessary.

*	If the Chair is not an Independent Director, the Independent Directors will select each year one of their number to perform these functions.

REVIEW OF CHARTER AND PROCEDURES

The Committee shall review the charter and procedures annually, as part of the Board self-assessment, and more frequently as otherwise necessary.

As Revised: December 4, 2017

Appendix A

Matters Requiring Separate Approval by the Independent Directors

The 1940 Act requires that certain actions to be taken by a majority of the Directors also must be approved by a majority of the Independent Directors. These actions include:

•	approval of procedures for purchase of securities during the existence of an underwriting syndicate where an affiliate is a principal underwriter of the security (Rule 10f-3);

•	approval of the investment advisory, subadvisory and underwriting contracts (Section 15);

•	approval of securities transactions between the Fund and certain affiliates (Rule 17a-7);

•	approval of a joint liability insurance policy with an affiliated person (Rule 17d-1(d)(7));

•	approval of written procedures for purchasing securities from an affiliated broker-dealer (Rule 17c-1);

•	approval of the fidelity bond and the designation of officers to make filings thereunder (Rule 17g-1((d));

•	approval of the code of ethics of the Fund and the code of ethics of the investment adviser and principal underwriter, and any material changes to these codes (Rule 17j-1);

•	approval of the Fund’s independent registered public accounting firm (Section 32(a) and Rule 32a-3);

•	approval of the Fund’s Rule 38a-1 compliance policies and procedures and the compliance policies and procedures of the Fund’s investment adviser, principal underwriter, administrator and transfer agent (Rule 38a-1); and

•	approval of the designation, compensation and removal of the Fund’s Chief Compliance Officer (Rule 38a-1).

Note: Rules 12b-1, 18f-3 and 22c-2 also require actions that must be approved by a majority of the Independent Directors, but do not apply to closed-end funds, including the Fund.

Appendix B

Article II, Section 2 of the Fund’s Amended and Restated By-Laws

Section 2. Qualifications for Office.

To be eligible for nomination as a Director a person must, at the time of such person’s nomination, have served for at least 10 years as a senior executive officer (including senior legal officer), director, partner or senior official (including elected ambassador or minister or elected member of the legislature) of (i) a financial or industrial business, (ii) an investment management business, (iii) a business, consulting, accounting or law firm, (iv) a national government, a government agency or central bank, a major supranational agency or organization, or a leading international trade organization, in each case in the area of finance, economics, trade or foreign relations, or (v) a self-regulatory organization with direct or indirect responsibility for investment or sales practices related to registered investment companies, and must not have any Conflict of Interest (as defined below). Whether a proposed nominee satisfies the foregoing qualifications shall be determined by the Board of Directors.

“Conflict of Interest” means the presence of a conflict with the interests of the [Fund] or its operations through any of the following:

(1)	current position as a director, officer, partner or employee of another investment fund whose investment focus is principally (i.e., over 50% of total assets) securities of Swiss companies or securities principally traded in Swiss markets and that does not have the same investment advisor as the [Fund] or an investment advisor affiliated with an investment advisor of the [Fund];

(2)	current position as a director, officer, partner, or employee of the investment advisor, sponsor or equivalent of an investment vehicle described in the previous point and who is involved in the day to day operations of such vehicle or the investment decisions made with respect to such vehicle; or

(3)	current position as an official of a governmental agency or self-regulatory body having responsibility for regulating the [Fund] or the markets in which it proposes to invest.

EVERY VOTE IS IMPORTANT

EASY VOTING OPTIONS:

VOTE ON THE INTERNET Log on to: www.proxy-direct.com or scan the QR code Follow the on-screen instructions available 24 hours

VOTE BY PHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours

VOTE BY MAIL Vote, sign and date this Proxy Card and return in the postage-paid envelope

Please detach at perforation before mailing.

PROXY CARD	THE SWISS HELVETIA FUND, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SWISS HELVETIA FUND, INC. PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, DATED MAY 4, 2018, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

The undersigned hereby appoints Mark A. Hemenetz and Reid B. Adams, and each of them, the true and lawful attorneys and Proxies, each with the power of substitution, for and in the name, place and stead of the undersigned and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of The Swiss Helvetia Fund, Inc. held of record by the undersigned on April 24, 2018 at the Annual Meeting of Stockholders to be held at 9:30 a.m., on Tuesday, June 19, 2018, at the offices of Proskauer Rose LLP, Eleven Times Square, 27th Floor, New York, New York 10036 or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 AND 4.

VOTE VIA THE INTERNET: www.proxy-direct.com
VOTE VIA THE TELEPHONE: 1-800-337-3503

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

GSC_29825

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

EVERY VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to Be Held on June 19, 2018.

The Proxy Statement for this meeting is available at:

https://www.proxy-direct.com/geo-29825

IF YOU VOTE ON THE INTERNET OR BY TELEPHONE,

YOU NEED NOT RETURN THIS PROXY CARD

Please detach at perforation before mailing.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE: ☒

Proposals – The Board of Directors recommends a vote FOR all nominees listed and FOR Proposal 2.

1.	To elect two Class III Directors to serve for a two-year term.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

	01. Brian A. Berris (Class III nominee) 02. Jean E. Hoysradt (Class III nominee)	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual director nominee(s), mark the “FOR ALL EXCEPT” box and write the name of the nominee(s) on the following line.

		FOR	AGAINST	ABSTAIN

2.	To ratify the selection by the Fund’s Board of Directors of Tait, Weller & Baker, LLP as the Fund’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

	The Board of Directors recommends a vote AGAINST Proposals 3 and 4.	FOR	AGAINST	ABSTAIN

3.	If properly presented, voting on the non-binding stockholder proposal recommending that the Fund’s Board of Directors reduce the ownership threshold required for stockholders to call a special meeting of stockholders.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	If properly presented, voting on the non-binding stockholder proposal recommending that the Fund’s Board of Directors authorize a self-tender offer for at least 50% of the outstanding common stock of the Fund.	☐	☐	☐

  Authorized Signatures — This section must be completed for your vote to be counted.— Sign and Date Below

Note: Please sign exactly as your name(s) appear(s) on this proxy card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

/ /